UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2014

Vocus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12051 Indian Creek Court, Beltsville, Maryland		20705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-459-2590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2014, Vocus, Inc. (the "Company") and each of Stephen Vintz, the Company's Executive Vice President and Chief Financial Officer, and Mark Heys, the Company’s Chief Technology Officer, entered into an Employment Agreement (collectively, the "Employment Agreements" and respectively the "Vintz Agreement" and the "Heys Agreement"), each of which is effective as of March 31, 2014. The Employment Agreements were entered into to update and replace the employment agreements previously entered into by the Company and Messrs. Vintz and Heys on December 6, 2005 (the "Prior Agreements"), as a result of the Company’s review of its prior forms of employment agreement with its executive officers, as noted in the Company’s proxy statement filed April 25, 2013 with respect to the 2013 annual meeting of stockholders.

The Employment Agreements have an initial term of one year, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under the Vintz Agreement, Mr. Vintz will receive an annual salary of $350,000, subject to annual review and potential increase by the Company’s compensation committee or board of directors. In addition, Mr. Vintz will be eligible to receive bonuses based upon the satisfaction of certain performance criteria determined by the Company’s compensation committee or board of directors. The annualized target bonus shall also be set by the compensation committee or board of directors.

Upon the termination of Mr. Vintz’ employment by the Company without "cause" or Mr. Vintz’ resignation for "good reason" (as those terms are defined in the Vintz Agreement), the Vintz Agreement provides for severance payments equal to 100% of Mr. Vintz’ then-current base salary as well as the continued vesting of unvested equity awards over the 12 month period after termination.

Additionally, upon the termination of Mr. Vintz’ employment by the Company without cause or Mr. Vintz’ resignation for good reason within 90 days prior to or 6 months after the effective date of a change in control (as defined in the Vintz Agreement), the Vintz Agreement provides for severance payments equal to 100% of Mr. Vintz’ salary and target bonus as well as the accelerated vesting of any unvested equity awards. Thus, the Vintz Agreement eliminates the "single-trigger" acceleration of vesting of equity awards granted hereafter; however, equity awards granted prior to 2014 will continue to be governed by the acceleration provisions set forth in the equity award agreement for each such award.

The Vintz Agreement eliminates the tax gross-up provision that was in Mr. Vintz’ Prior Agreement.

Under the Heys Agreement, Mr. Heys will receive an annual salary of $275,000, subject to annual review and potential increase by the Company’s compensation committee or board of directors. In addition, Mr. Heys will be eligible to receive bonuses based upon the satisfaction of certain performance criteria determined by the Company’s compensation committee or board of directors. The annualized target bonus shall also be set by the compensation committee or board of directors.

Upon the termination of Mr. Heys’ employment by the Company without "cause" or Mr. Heys’ resignation for "good reason" (as those terms are defined in the Heys Agreement), the Heys Agreement provides for severance payments equal to 50% of Mr. Heys’ then-current base salary as well as the continued vesting of unvested equity awards over the 6 month period after termination.

Additionally, upon the termination of Mr. Heys’ employment by the Company without cause or Mr. Heys’ resignation for good reason within 90 days prior to or 6 months after the effective date of a change in control (as defined in the Heys Agreement), the Heys Agreement provides for severance payments equal to 100% of Mr. Heys’ salary as well as the accelerated vesting of any unvested equity awards. Thus, the Heys Agreement eliminates the "single-trigger" acceleration of vesting of equity awards granted hereafter; however, equity awards granted prior to 2014 will continue to be governed by the acceleration provisions set forth in the equity award agreement for each such award.

The foregoing description of the Employment Agreements between the Company and Messrs. Vintz and Heys are qualified in their entirety by reference to the copies of the Employment Agreements which are filed as Exhibits 10.1 and 10.2 to this current report and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2014, the Company and each of Stephen Vintz, the Company's Executive Vice President and Chief Financial Officer, and Mark Heys, the Company’s Chief Technology Officer, entered into the Vintz Agreement and Heys Agreement respectively. The Employment Agreements are effective as of March 31, 2014 and supersede the Prior Agreements.

The material terms of Messrs. Vintz and Heys employment with the Company are described under Item 1.01 above, which description is incorporated by reference in this Item.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.

March 31, 2014	By:	Stephen A. Vintz

Name: Stephen A. Vintz
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Vintz Employment Agreement
10.2	Heys Employment Agreement